UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2010

Capital Southwest Corporation
(Exact Name of Registrant as Specified in Charter)

Texas
(State or Other Jurisdiction of Incorporation)

811-1056	75-1072796
(Commission File Number)	(IRS Employer Identification No.)

12900 Preston Road, Suite 700, Dallas, Texas	75230
(Address of Principal Executive Offices)	(Zip Code)

(972) 233-8242
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 29, 2010, Capital Southwest Corporation (the “Company”), Lifemark Group, a wholly owned subsidiary of the Company (“Seller”), NorthStar Memorial Group, LLC (“NorthStar”) and NorthStar Cemetery Services of California, LLC, a wholly owned subsidiary of NorthStar (“Purchaser”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), providing for the sale of all of the issued and outstanding shares of capital stock of Seller to Purchaser. A copy of the press release announcing the entry into the Stock Purchase Agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Consideration for the sale will be cash in the aggregate amount of $84,750,000.  Pursuant to the terms of the Stock Purchase Agreement, the purchase price will be reduced by the amount of Seller’s outstanding indebtedness.  The purchase price will also be subject to an adjustment based on certain estimated costs or expenses that have been or will be incurred by the Company or its subsidiaries associated with, arising out of or relating to the distribution of certain assets.   In addition, the purchase price is subject to customary adjustments based on the amount of Seller’s net assets at the time the sale is completed.

The Stock Purchase Agreement contains representations and warranties, covenants, indemnification provisions and closing conditions that are customary for transactions of this type, including covenants by Seller related to the conduct of the business between the signing of the Stock Purchase Agreement and completion of the sale. Completion of the transaction is subject to customary closing conditions for transactions of this type, including approval from the State of California.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
99.1	Press Release dated April 29, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 29, 2010

CAPITAL SOUTHWEST CORPORATION

By:	/s/ Gary L. Martin
Gary L. Martin
President and Chairman